CEO EMPLOYMENT AGREEMENT

This CEO EMPLOYMENT AGREEMENT is entered into by and between QUANTUM SOLAR POWER CORP., a Nevada corporation (the “Company”), and DARYL J. EHRMANTRAUT, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Employment.

(a)

Term. The Company hereby employs Executive to serve as Chief Executive Officer of the Company. The employment with the Company is not for any specified period of time. As a result, either the Company or the Executive is free to terminate the employment relationship at any time, subject to the other provisions of this Agreement.

(b)

Duties and Responsibilities. Executive will be reporting to the Company’s Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the CEO position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Board.

(c) Location. The location at which Executive shall perform services for the Company shall be Santa Fe, NM USA.

2.	Compensation.

(a)

Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $120,000.00 (One Hundred and Twenty Thousand Dollars), payable in equal monthly installments in advance of the monthly period. The annual Base Salary shall be reviewed on or before the annual anniversary of the Agreement, unless Executive’s employment hereunder shall have been terminated earlier pursuant to this Agreement. The Annual review will be conducted by the Board of Directors of the Company to determine if such Base Salary should be increased for the following year in recognition of services to the Company.

(b)

Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

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(c)

Bonus. In addition to the Employee's base salary, the Employee shall be eligible to receive a bonus (a "Quarterly Bonus") for each calendar quarter in an amount, if any, as determined by The Company’s Board of Directors at its discretion.

3.	Other Employment Benefits.

(a)

Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

(b)

Benefit Plans. Executive shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(c)

Vacation. Executive shall be entitled to 3 (Three) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(d)

Stock Option. The Executive shall receive 500,000 Options in Company Stock to be fully vested quarterly (substantively equally over 12 (twelve) quarters) over a 3 (three) year period commencing on the execution date of the Agreement. The Option exercise price is $0.50 (Fifty cents).

4.

Executive’s Business Activities. Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company. Notwithstanding the foregoing, the Company acknowledges that the Executive has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Executive is a stockholder or owner. The Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere with the Executive’s duties under this Agreement.

5.	Termination of Employment.

(a)

For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (i) conviction of a felony, or a misdemeanor where imprisonment is imposed, (ii) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (iii) Executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (iv) material breach of this Agreement which breach is not cured within thirty (30) days following written notice of such breach. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

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(b)

Without Cause. The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of 1 (One) year of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

(c)

Termination for Good Reason. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the severance benefits set forth in Section 5(b). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) relocation of the Company’s executive offices more than forty miles from the current location, without Executive’s concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Executive’s concurrence, or (iv) any significant change in the Executive’s duties and responsibilities. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

(d)

Termination After Change of Control. If Executive’s employment with the Company is terminated (a) by the Company other than for Cause or Disability, or (b) by the Executive for Good Reason, the Company shall, in lieu of any other severance payments or benefits payable by the Company to the Executive, pay to the Executive within ten (10) business days after the Executive's Date of Termination a severance payment in an amount equal to three (3 times the sum of the Executive’s most recent annual base salary and the Executive’s most recent annual cash bonus under the Company's incentive compensation plan (if any). The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

6.

Stock Options after Change of Control. All outstanding Stock Options, if any, granted to the Executive under any of the Company's Stock Option plans, incentive plans, or other similar plans (or Options substituted therefore covering the stock of a successor corporation) shall immediately become fully vested and exercisable upon a Change in Control, and the restricted period with respect to any restricted stock or any other equity award granted to the Executive shall lapse immediately upon such Change in Control.

7.

Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 180 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

8.

Death of Executive. In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death. Executive’s heirs or personal representatives have 90 days to exercise any outstanding Stock Options vested but not exercised.

9.	Non-Disclosure Agreement. Executive has executed a Non-Disclosure Agreement (the “NDA”). The obligations under the NDA shall survive termination of this Agreement for any reason.

10.

Non-competition by employee. During the term of this Agreement, the Executive shall not, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Member or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatever with the business of the Company.

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Furthermore, upon the expiration of this Agreement or the termination of this Agreement for any reason, the Executive expressly agrees not to engage or participate, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Member or in any other individual or representative capacity, for a period of three (3) years in any business that is in competition with the Business.

11.

Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

12.

No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

13.	Miscellaneous.

	(a)	Indemnification Agreement. Executive is concurrently executing with the Company an Indemnification Agreement giving him various indemnification rights as an officer.

	(b)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico without regard to conflict of law principles.

(c)

Entire Agreement. This Agreement, together with the Non-Disclosure Agreement and Indemnification Agreement referenced in Section 11(a), contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

	(d)	Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e)

Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)

Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g)

Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

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(h)

Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(i)

Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(j)

Arbitration. Any controversy, dispute or claim arising out of or related to this Agreement or breach of this Agreement shall be settled solely by confidential binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of JAMS in effect at the time the arbitration commences. The award of the arbitrator shall be final and binding. No party shall be entitled to, and the arbitrator shall not be authorized to, award costs of a party (including, without limitation, attorneys' fees). The arbitration shall be held in Santa Fe, New Mexico. The arbitrator shall not be required to provide support or explanation for his award.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

QUANTUM SOLAR POWER CORP.		EXECUTIVE

By:	/s/ Graham Hughes	By:	/s/ Daryl J. Ehrmantraut

Name:	Graham Hughes	Name:	Daryl J. Ehrmantraut
Title:	Secretary Treasurer	Title:	CEO
Address:	3900 Paseo Del Sol	Address:	3900 Paseo Del Sol
	Santa Fe, NM 87507		Santa Fe, NM 87507

Phone:	505-216-0725	Phone:	505-216-0725
Fax:	505-216-0763	Fax:	505-216-0763
Email:	Graham_Hughes@bcit.ca	Email:	daryl_ehrmantraut@yahoo.com

Date:	January 1, 2010	Date:	January 1, 2010

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